Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207758 on Form S-8 of our report dated February 27, 2018 (March 12, 2018, as to Note 25), relating to the consolidated and combined financial statements and financial statement schedule of Exterran Corporation and subsidiaries (the “Company”) (which expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the preparation of the consolidated and combined financial statements of the Company from the historical accounting records maintained by Archrock, Inc. and its subsidiaries) appearing in this Current Report on Form 8-K of Exterran Corporation dated March 12, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 12, 2018